Exhibit 99.1

Skyline Bankshares, Inc. Announces Fourth Quarter 2022 Results

FOR IMMEDIATE RELEASE

For more information contact:

Blake Edwards, President & CEO – 276-773-2811

Lori Vaught, EVP & CFO – 276-773-2811

FLOYD, VA, and INDEPENDENCE, VA, February 16, 2023 -- Skyline Bankshares, Inc. (the “Company”) (OTC QX: PKKW) – the holding company for Skyline National Bank (the “Bank”) – announced its results of operations for the fourth quarter of 2022.

The Company recorded net income of $2.9 million, or $0.51 per share, for the quarter ended December 31, 2022, compared to net income of $2.6 million, or $0.45 per share, for the same period in 2021. For the year ended December 31, 2022, net income was $10.3 million, or $1.84 per share, compared to net income of $9.5 million, or $1.59 per share, for the year ended December 31, 2021. Fourth quarter 2022 earnings represented an annualized return on average assets (“ROAA”) of 1.12% and an annualized return on average equity (“ROAE”) of 15.80%, compared to 1.06% and 12.11%, respectively, for the same period last year.

President and CEO Blake Edwards stated, “We are pleased to report record fourth quarter and full-year earnings for 2022. Continued rate increases from the Federal Reserve helped expand our net interest margin from 3.70% in the third quarter of 2022 to 3.93% in the fourth quarter of 2022. Solid capital management and timely share repurchases resulted in a decrease in weighted average shares outstanding of over 6.4% from 2021 to 2022 which, combined with record earnings, resulted in an increase in earnings per share of 15.72% for the year ended December 31, 2022, compared to the year ended December 31, 2021.”

Edwards continued, “I’m extremely proud of our entire team here at Skyline and the many successes they achieved last year. Despite the depletion of PPP loan balances in 2022, our core loans grew by $97.1 million, or 14.84%, and more than offset the loss of PPP-related revenues which had contributed significantly to our earnings in 2021 and the first half of 2022. All asset quality indicators remained strong throughout the year reflecting our continued emphasis on credit management and not sacrificing quality to achieve growth. Diligent expense management allowed us to improve our efficiency ratio from 2021 to 2022 despite an inflationary environment and the continued expansion of our branch network. Total deposits decreased slightly in the fourth quarter due to increased competition and selective repricing strategies on time deposits, however deposits grew for the full-year and going forward we will continue to focus on our long-term strategy of growing low-cost core deposit accounts and decreasing our reliance on more expensive time deposits.”

Edwards concluded, “Competition for deposits has led to increased interest expense in recent months and we expect this trend to continue throughout 2023, and because of this we expect to see some near-term pressure on our net interest margin. The lagging effect of historic interest rate increases and continued inflationary pressures are also likely to dampen the overall economic activity in 2023 and will certainly impact our operating costs, however our team has demonstrated the ability to deliver strong results and create shareholder value even in challenging operating environments. I believe we remain well positioned for growth and success in the future and know that our employees will continue to deliver on our brand promise of being “Always our Best” for our customers each and every day.”

On January 1, 2023, the Company changed its name to Skyline Bankshares, Inc. to align its brand across the entire Skyline organization. The Company is currently working with FINRA to update its trading symbol in connection with the name change, and we will update shareholders when those actions are finalized.

Highlights

●	Net income was $2.9 million, or $0.51 per share, for the fourth quarter of 2022, compared to $2.6 million, or $0.45 per share, for the fourth quarter of 2021.
●	Net interest margin (“NIM”) was 3.93% for the fourth quarter of 2022, compared to 3.70% in the third quarter of 2022, and 3.93% in the fourth quarter of 2021.

●	Total assets increased $1.9 million, or 0.19%, to $997.7 million at December 31, 2022 from $995.8 million a year earlier.
●	Net loans increased $70.7 million, or 10.44%, to $748.6 million at December 31, 2022, from $677.9 million a year earlier.
●	Total deposits increased $22.1 million, or 2.46%, to $920.3 million at December 31, 2022 from $898.2 million a year earlier.
●

Annualized return on average assets increased to 1.12% for the quarter ended December 31, 2022, from 1.06% for the quarter ended December 31, 2021. Annualized return on average equity increased to 15.80% for the quarter ended December 31, 2022, from 12.11% for the quarter ended December 31, 2021.

Fourth Quarter and Year Ended December 31, 2022 Income Statement Review

Net interest income after provision for loan losses in the fourth quarter of 2022 was $9.2 million, compared to $8.9 million in the fourth quarter of 2021, primarily reflecting increased interest income. Total interest income was $9.9 million in the fourth quarter of 2022, representing an increase of $378 thousand in comparison to the fourth quarter of 2021. Interest income on loans decreased in the quarterly comparison by $233 thousand, primarily due to a decrease in SBA-PPP related interest and fees of $1.3 million from the year ago period. From December 31, 2021 to December 31, 2022, SBA-PPP loans decreased by $24.5 million; however, this decrease has been offset by higher yielding organic loan growth of $97.1 million, which has been successful in offsetting the decrease in SBA-PPP related interest and fees. Management anticipates that this loan growth, in addition to higher rates in the current year, will have a positive impact on both earning assets and loan yields. Interest income on securities increased by $381 thousand in the quarterly comparison, as a result of the $30.1 million increase in the securities portfolio, excluding market value changes, from December 31, 2021. Interest expense on deposits increased by $24 thousand in the quarterly comparison, as a result of rate increases on deposit offerings during the quarter. Management anticipates that interest expense will increase in the near term as competitive pressures for deposits may result in increases in rates on deposit offerings, especially on time deposits.

For the year ended December 31, 2022, net interest income after provision for loan losses was $34.0 million compared to $31.6 million for the year ended December 31, 2021. Interest income increased by $1.8 million, primarily due to an increase of $1.5 million in interest income on securities and an increase of $700 thousand in interest income on interest-bearing deposits in banks, which offset a decrease in loan interest income of $402 thousand in the year over year comparison. Interest income on loans decreased primarily due to a decrease in SBA-PPP related interest and fees of $2.5 million from the year ago period. Excluding SBA-PPP related interest and fees of $1.9 million for the year ended December 31, 2022 and $4.4 million for the year ended December 31, 2021, interest income on loans would have increased $2.1 million, reflecting our core loan growth as well as the current rate environment. Interest expense on deposits decreased by $601 thousand in the year over year comparison. This is a reflection of the reduced rates for the majority of 2022, as well as a reduction in time deposit balances from a year ago. However, in the fourth quarter of 2022, due to competitive pressures on deposits, rates were increased on deposit offerings. As previously discussed, management anticipates that interest expense will increase in the near term as competitive pressures for deposits continue.

Total noninterest income was $1.5 million in the fourth quarter of 2022 compared to $1.7 million in the fourth quarter of 2021. This decrease was primarily a result of a one-time $193 thousand incentive bonus on a contract renegotiation with a service provider during the fourth quarter of 2021. Excluding this nonrecurring income of $193 thousand, noninterest income in the fourth quarter of 2021 would be comparable at $1.5 million.

For the year ended December 31, 2022 and 2021, noninterest income was $6.3 million and $6.6 million, respectively. Included in noninterest income for the twelve months ended December 31, 2022 was nonrecurring income from life insurance contracts of $217 thousand and $10 thousand loss on the sales of securities. For the twelve ended December 31, 2021, there was nonrecurring income of $200 thousand from a one-time lease termination fee, $193 thousand from a one-time incentive bonus on the contract renegotiation previously discussed, and $265 thousand from net realized gains on the sale of securities. Excluding these items, noninterest income increased $140 thousand in the year over year comparison, primarily as a result of increased income from service charges and fees of $930 thousand, partially offset by a decrease of $662 thousand in mortgage origination income.

Total noninterest expenses were $7.2 million for the quarter ended December 31, 2022 compared to $7.3 million for the quarter ended December 31, 2021. Salary and benefit costs decreased by $316 thousand, while occupancy and equipment expenses increased by $272 thousand. Data processing expenses increased by $36 thousand due to increased usage but this was offset by a decrease of $113 thousand in FDIC assessments. For the year ended December 31, 2022, total noninterest expenses increased by $1.2 million compared to the same period in 2021, primarily due to employee and branch costs associated with branch expansion. Salary and benefit cost increased by $143 thousand and occupancy and equipment expenses increased by $792 thousand. Data processing expenses remained comparable at $2.0 million for the year ended December 31, 2022 and 2021, respectively. There was a decrease in core deposit intangible amortization of $117 thousand in the year-over-year comparison, which was offset by an increase in professional fees of $45 thousand and an increase in telephone expense of $92 thousand. Other expenses increased by $373 thousand in the year over year comparison, primarily due to the impacts of rising inflation during 2022.

Income tax expense increased by $51 thousand in the quarter-to-quarter comparison, and increased by $96 thousand in the year-over-year comparisons. The increase was primarily due to an increase in net income before taxes of $269 thousand in the quarterly comparison, and a $895 thousand increase in the year-over-year comparison.

Balance Sheet Review

Total assets decreased in the fourth quarter of 2022 by $26.0 million, or 2.54%, to $997.7 million at December 31, 2022 from $1.02 billion at September 30, 2022, and increased by $1.9 million, or 0.19%, from $995.8 million at December 31, 2021. The decrease in total assets during the quarter can be primarily attributed to the $25.4 million decrease in deposits.

Despite the reduction in total assets, total loans increased during the fourth quarter by $15.9 million, or 2.15%, to $754.9 million at December 31, 2022 from $739.0 million at September 30, 2022, and increased by $71.4 million, or 10.44%, compared to $683.5 million at December 31, 2021. Core loan growth during the fourth quarter was at an annualized rate of 8.84%, and core loan growth for 2022 was at a rate of 14.84%.

Asset quality has remained strong, with a ratio of nonperforming loans to total loans of 0.22% at December 31, 2022 compared to 0.19% at December 31, 2021. The allowance for loan losses was approximately 0.83% of total loans as of December 31, 2022 and December 31, 2021, respectively. Management’s estimate of probable credit losses inherent in the acquired Cardinal Bankshares Corporation and Great State Bank loan portfolios was reflected as a purchase discount which will continue to be accreted into income over the remaining life of the acquired loans. As of December 31, 2022, the remaining unaccreted discount on the acquired loan portfolios totaled $672 thousand. During the fourth quarter of 2022, a former full service branch facility was transferred to other real estate owned at a value of $235 thousand. This property is currently under contract and the sale is expected to close during the first quarter of 2023.

Investment securities decreased by $3.3 million during the fourth quarter to $135.2 million at December 31, 2022 from $138.5 million at September 30, 2022, and increased by $5.5 million from $129.7 million at December 31, 2021. The decrease in the fourth quarter of 2022 was the result of $1.7 million in paydowns, $2.5 million in sales, and a $953 thousand decrease in unrealized losses on investment securities.

Total deposits decreased in the fourth quarter of 2022 by $25.4 million, or 2.68%, to $920.3 million at December 31, 2022 from $945.7 million at September 30, 2022, and increased $22.1 million, or 2.46%, compared to $898.2 million at December 31, 2021. The decrease in deposits during the quarter was a result of a $17.5 million decrease in noninterest bearing deposits and a decrease of $7.9 million in interest bearing deposits as competition for deposits has increased due to recent interest rate increases. Money market and savings accounts decreased by $19.8 million during the quarter, which was partially offset by a $3.4 million increase in interest bearing demand deposits accounts and a $8.5 million increase in time deposits.

Stockholders’ equity increased by $2.4 million, or 3.43%, to $72.9 million at December 31, 2022 from $70.5 million three months earlier, and decreased $12.3 million, or 14.39%, from $85.2 million at December 31, 2021. The change during the quarter was due to earnings of $2.9 million, offset by a $549 thousand change in other comprehensive losses during the quarter. Book value increased from $12.57 per share at September 30, 2022 to $12.98 per share at December 31, 2022. As interest rates rise, we anticipate continued negative pressure on the market value of our investment portfolio which is recognized on our balance sheet as a reduction in stockholders’ equity. However, management does not anticipate the need to sell any investment securities prior to their scheduled maturity, therefore we do not expect market value changes to impact future earnings.

Forward-looking statements

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934 as amended. These include statements as to expectations regarding future financial performance and any other statements regarding future results or expectations. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by the use of words such as "believe," "expect," "intend," "anticipate," "estimate," or "project" or similar expressions. Our ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the combined company and its subsidiaries include, but are not limited to: changes in interest rates; general economic conditions; the effects of the COVID-19 pandemic, including the Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions; the effect of changes in banking, tax and other laws and regulations and interpretations or guidance thereunder; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality and composition of the loan and securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the combined company’s market area; the implementation of new technologies; the ability to develop and maintain secure and reliable electronic systems; accounting principles, policies, and guidelines; and other factors identified in Item 1A, “Risk Factors,” in the Company’s Annual Report on 10-K for the year ended December 31, 2021. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. We undertake no obligation to update or clarify these forward‐looking statements, whether as a result of new information, future events or otherwise.

(See Attached Financial Statements for quarter ending December 31, 2022)

Skyline Bankshares, Inc.

Condensed Consolidated Balance Sheets

December 31, 2022; September 30, 2022; December 31, 2021

	December 31,	September 30,	December 31,
(dollars in thousands except share amounts)	2022	2022	2021
	(Unaudited)	(Unaudited)	(Audited)
Assets
Cash and due from banks	$19,299	$18,615	$14,349
Interest-bearing deposits with banks	10,802	49,795	5,986
Federal funds sold	960	602	95,311
Investment securities available for sale	135,151	138,491	129,715
Restricted equity securities	1,950	1,950	1,971
Loans	754,872	738,992	683,532
Allowance for loan losses	(6,248)	(6,168)	(5,677)
Net loans	748,624	732,824	677,855
Cash value of life insurance	22,484	22,368	18,750
Other real estate owned	235	-	-
Properties and equipment, net	31,753	32,128	30,856
Accrued interest receivable	2,979	2,589	2,363
Core deposit intangible	1,286	1,391	1,764
Goodwill	3,257	3,257	3,257
Deferred tax assets, net	5,744	5,955	1,122
Other assets	13,210	13,780	12,549
Total assets	$997,734	$1,023,745	$995,848

Liabilities
Deposits
Noninterest-bearing	$310,510	$328,000	$298,107
Interest-bearing	609,817	617,666	600,119
Total deposits	920,327	945,666	898,226

Borrowings	-	3,350	8,200
Accrued interest payable	95	91	73
Other liabilities	4,376	4,124	4,155
Total liabilities	924,798	953,231	910,654

Stockholders’ Equity
Common stock and surplus	33,613	33,493	33,588
Retained earnings	62,229	59,378	53,745
Accumulated other comprehensive loss	(22,906)	(22,357)	(2,139)
Total stockholders’ equity	72,936	70,514	85,194
Total liabilities and stockholders’ equity	$997,734	$1,023,745	$995,848
Book value per share	$12.98	$12.57	$15.20
Tangible book value per share	$12.18	$11.74	$14.30

Asset Quality Indicators
Nonperforming assets to total assets	0.19%	0.17%	0.13%
Nonperforming loans to total loans	0.22%	0.24%	0.19%
Allowance for loan losses to total loans	0.83%	0.83%	0.83%
Allowance for loan losses to nonperforming loans	382.37%	348.47%	430.08%

Skyline Bankshares, Inc.

Condensed Consolidated Statement of Operations

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
(dollars in thousands except share amounts)	2022	2022	2021	2022	2021
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Interest income
Loans and fees on loans	$8,764	$8,217	$8,997	$32,687	$33,089
Interest-bearing deposits in banks	240	356	3	788	88
Federal funds sold	24	3	33	29	44
Interest on securities	820	814	439	2,958	1,425
Dividends	46	5	44	105	110
	9,894	9,395	9,516	36,567	34,756
Interest expense
Deposits	510	374	486	1,742	2,343
Interest on borrowings	48	55	24	188	86
	558	429	510	1,930	2,429
Net interest income	9,336	8,966	9,006	34,637	32,327

Provision for loan losses	104	148	147	606	723
Net interest income after provision for loan losses	9,232	8,818	8,859	34,031	31,604

Noninterest income
Service charges on deposit accounts	500	489	470	1,906	1,541
Other service charges and fees	857	835	672	3,171	2,606
Net realized gains (losses) on securities	(10)	-	-	(10)	265
Mortgage origination fees	40	74	200	399	1,061
Increase in cash value of life insurance	116	135	122	513	446
Life insurance income	-	-	-	217	-
Other income	16	37	262	61	649
	1,519	1,570	1,726	6,257	6,568
Noninterest expenses
Salaries and employee benefits	3,552	3,875	3,868	14,823	14,680
Occupancy and equipment	1,194	1,139	922	4,410	3,618
Data processing expense	628	408	592	1,971	2,026
FDIC Assessments	88	114	201	430	430
Advertising	169	161	229	657	702
Bank franchise tax	127	126	120	506	499
Director fees	152	56	163	354	368
Professional fees	200	144	184	684	639
Telephone expense	112	110	92	482	390
Core deposit intangible amortization	105	105	134	478	595
Other expense	852	661	777	2,693	2,320
	7,179	6,899	7,282	27,488	26,267
Net income before income taxes	3,572	3,489	3,303	12,800	11,905

Income tax expense	721	701	670	2,519	2,423
Net income	$2,851	$2,788	$2,633	$10,281	$9,482

Net income per share	$0.51	$0.50	$0.45	$1.84	$1.59
Weighted average shares outstanding	5,584,736	5,608,716	5,816,636	5,588,394	5,967,751
Dividends declared per share	$0.00	$0.17	$0.00	$0.32	$0.27